SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2020

Cigna Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38769 (Commission File Number)	82-4991898 (IRS Employer Identification No.)

900 Cottage Grove Road

Bloomfield, Connecticut 06002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(860) 226-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	CI	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Retirements

On October 28, 2020, Roman Martinez IV and William Roper informed the Board of Directors of Cigna Corporation (“Cigna” or the “Company”) of their decision to retire, effective December 31, 2020 and April 28, 2021, respectively. The retirements of Mr. Martinez and Dr. Roper are consistent with the Board’s retirement age guideline and align with the Board’s ongoing refreshment plans.  Neither retirement is the result of any disagreement with the Company.

Mr. Martinez will be succeeded by Kimberly Ross as chair of the Audit Committee. Dr. Roper will be succeeded by General Elder Granger as chair of the Compliance Committee.

Cigna Executive Severance Benefits Plan

On October 26, 2020, the People Resources Committee of the Board of Directors approved the adoption of an amended and restated Cigna Executive Severance Benefits Plan (the “Amended and Restated Plan”), which was also approved by the Board of Directors on October 28, 2020 as those terms relate to the Chief Executive Officer.

The prior plan was amended and restated in connection with the continued integration of Cigna and Express Scripts, to enhance the Company’s ability to recruit and retain executive talent and to align with prevailing practices. The prior executive severance benefits plan only applied to terminations that occurred following a change of control. The Amended and Restated Plan continues to provide for those benefits and also provides for severance benefits to be paid to executives if their employment is involuntarily terminated by Cigna outside of the context of a change of control. The Amended and Restated Plan will take effect on December 21, 2020, which marks the end of the current change of control period under both the Cigna and Express Scripts severance plans.

Material changes reflected in the Amended and Restated Plan are described below. There were no changes to the change of control severance benefits for executive officers described in the Company’s proxy statement filed on March 13, 2020, except as set forth in this Form 8-K.

•	Involuntary termination without cause – non-change of control. Upon a termination of employment without cause (not including by reason of death or disability) that is not a change of control termination, the Chief Executive Officer would receive base pay for 104 weeks plus 200% of his current performance-based annual incentive target. Each other executive officer would receive base pay for 78 weeks plus 150% of his or her current performance-based annual incentive target.
•	Restrictive covenant enforcement and release of claims. Receipt of any payments or benefits under the Amended and Restated Plan requires that the executive comply with any nondisclosure, non-competition, non-solicitation and cooperation agreements entered into with the Company and execute a separation and release of claims agreement. If an executive fails to comply with any terms of the plan, including the aforementioned restrictive covenants, the Company may require repayment of any benefits received by the executive and any payments or benefits not yet received will be forfeited.

•	Additional benefits applicable for covered terminations. Upon any covered termination of employment, each executive officer will receive a payment equal to his or her individual pro-rated annual incentive target and, if the separation date occurs before the payment of the annual incentive for the preceding year, an amount equal to his or her annual incentive target. The Company will also pay a COBRA subsidy equal to the cost of the Company’s contributions for active medical coverage for up to 18 months.
•	Certain definitions revised to align with market practice. The definitions of “cause”, “change of control” and “good reason” (which applies only in a change of control termination) have been revised to align with market and prevailing practices.

A copy of the Amended and Restated Plan is attached to this Form 8-K as Exhibit 10.1 and incorporated by reference herein.  The description of the Amended and Restated Plan contained in this Form 8-K is qualified in its entirety by reference to the attached document.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit No.	Description
10.1	Cigna Executive Severance Benefits Plan, amended and restated effective December 21, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation

Date: October 30, 2020	By:	/s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President and
General Counsel